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                                                                    EXHIBIT 11.1


                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                   CALCULATION OF NET INCOME PER COMMON SHARE

   (Expressed in thousands of United States dollars, except per share amounts)


BASIC                                                 Year ended December 31,
-----                                             ------------------------------
                                                     1999               1998
                                                  -----------        -----------
                                                   (audited)          (audited)
Net income                                        $     3,207        $    67,714

Common shares outstanding at January 1             25,033,932         25,017,603
Common shares outstanding at December 31           25,033,932         25,033,932
Weighted average common shares outstanding         25,033,932         25,031,211


Net income per common share                       $      0.13        $      2.71


DILUTED
Net income                                        $     3,207        $    67,714

Weighted average common shares outstanding         25,033,932         25,031,211
Dilutive effect of share options                      954,184          1,515,851

                                                  -----------        -----------
Total                                              25,988,116         26,547,062
                                                  -----------        -----------

Net income per common share                       $      0.12        $      2.55


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